Exhibit 10.2

BIOMARIN PHARMACEUTICAL INC.

2017 Equity Incentive Plan

(the “Plan”)

STOCK OPTIONS AGREEMENT

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Stock Options Agreement (this “Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

You have been granted an Option to purchase shares of Common Stock of the Company (the “Option Shares”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Grantee Name (“you”):
Grant Date:
Exercise Price per Share:
Total Number of Shares Granted:
Type of Option:
Term/Expiration Date:	See below

By executing this Agreement, you agree to be bound by all of the provisions of the Plan applicable to an award of Options made pursuant to the Plan, the provisions of which are hereby made a part of this Award and incorporated herein by reference, and all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Award and those of the Plan, the provisions of the Plan shall control. You may request a copy of the Plan by contacting our General Counsel at (415) 506-6307 or BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949, Attention: General Counsel.

You should carefully review the Plan and this Agreement before accepting this Award.

Vesting Schedule:

Subject to accelerated vesting as set forth in the Plan, this Option shall vest, in whole or in part, in accordance with the following schedule, conditioned on your Continuous Service to the Company on such dates:

[vesting schedule]

Notwithstanding any provision in this Agreement or the Plan to the contrary, if you attain Retirement Eligibility Status, then any portion of the Option that was vested and exercisable as of the date of your termination of Continuous Service shall remain exercisable through the term of the Option as if you had remained in Continuous Service to the Company, whether or not you remain in Continuous Service to the Company; provided, however, that such extended period of Option exercisability shall not apply if your Continuous Service is terminated for Cause. For purposes of this paragraph, “Retirement Eligibility Status” shall mean that you (a) have the Company title of Vice President or a title more senior than Vice President; and (b) have a combined age and years of Continuous Service equal to or more than 65 years.

The Option expires 10 years after the Grant Date, subject to earlier termination as set forth in the Plan.

II.	MODIFICATIONS

This Agreement may be modified or amended at any time in accordance with the Plan; provided that you must consent in writing to any modification that adversely or materially affects your rights or obligations under this Agreement (with such an effect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

III.	NO RIGHT TO CONTINUOUS SERVICE

By executing this Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an Award, such as the one granted to you by this Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

IV.	TAX IMPLICATIONS:

Please consult your tax advisor regarding the tax implications of this Award and the vesting of the Option Shares. You will be required to satisfy the withholding requirements applicable to the vesting of the Option Shares, if any. If you are not able to sell the Shares issued on vesting due to the restrictions of the Company’s insider trading policy, you will be required to promptly pay the Company the required withholding.

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By your electronic acceptance, along with the electronic acceptance of the representative of the Company, you and the Company agree that this Award is granted under, and governed by the terms and conditions of this Agreement and the Plan, and you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

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